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                                                                   Exhibit 10.48

                            BTU INTERNATIONAL, INC.

                       1988 Employee Stock Purchase Plan

                                   Amendment

         By unanimous resolution of the Board of Directors of BTU International, Inc. (the "Company") dated February 20, 1991, which resolution was approved by the shareholders of the Company on May 10, 1991, the number of shares of the Company's Common Stock, $.01 par value per share, authorized for issuance under the 1988 Employee Stock Purchase Plan (the "Plan") was increased by 200,000, raising the total from 100,000 to 300,000 shares.

         As amended, Paragraph 2 of the Plan reads in its entirety as follows:

         "2. OPTIONS TO PURCHASE STOCK

                  Under the Plan, there is available an aggregate of not more than 300,000 shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options ("options") granted under the Plan to employees (within the meaning of Section 3401(c) of the Internal Revenue Code of 1986 (the "Code")) of the Company ("employees") who meet the eligibility requirements set forth in Section 3 hereof ("eligible employees"). The Stock to be delivered upon exercise of options under the Plan may be either shares of BTU authorized but unissued Stock or shares of reacquired Stock, as the Board shall determine."